AMENDED AND RESTATED
SCHEDULE A

AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT
between
NEW COVENANT FUNDS
and
ONE COMPASS ADVISORS

Effective as of January 1, 2011

Name of Fund	Compensation*

New Covenant Growth Fund	0.87% of the average daily net assets of the Fund

New Covenant Income Fund	0.65% of the average daily net assets of the Fund

New Covenant Balanced Growth Fund	None

New Covenant Balanced Income Fund	None

*All fees are computed and paid monthly.

ONE COMPASS ADVISORS	NEW COVENANT FUNDS

By:	By:

Name:	Name:

Title:	Title: